Exhibit 99.1


                                  NEWS RELEASE

For Release       For Release 9:15 AM EST, December 14, 2005
Contact:          Ray Singleton or David Flake
                  (303) 296-3076

                Basic Earth Updates North Dakota Drilling Efforts

Denver, Colorado, December 14, 2005 - Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported progress today on its State #16-1H in McKenzie County, North Dakota. Basic, along with its partners, has completed drilling operations and is in the process of moving the drilling rig off of the drill site in anticipation of attempting a completion in the Bakken formation.

"Despite encountering some difficulties while drilling, casing was successfully set. We now plan to test the productive potential of the well," commented Ray Singleton, President of Basic. While "shows" of oil and gas were encountered during drilling, the "shows" were not conclusive. Accordingly, while still very encouraged, the Company hesitates to estimate initial production rates, or to speculate if commercial production will be established. With regard to our future plans, the next few months should be exciting. Not only do we plan to test the State 16-1H, we expect to be involved in several more wells before the end of our fiscal year. We are on target to exceed last year's operational tempo and capital deployment. In addition, it is our intent to exceed last year's impact to the Company's production and profitability."

In a Form 8-K filed in conjunction with this press release, the Company has provided both expanded discussion of this venture and discussion of ancillary events. Readers are encouraged to review this Form 8-K to obtain a complete understanding of matters referenced in this press release.

Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin (in North Dakota and Montana), the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the Gulf Coast. Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC.OB.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "should," "may," "will," "anticipate," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Report on Form 10-QSB for the quarters ending June 30, 2005 and September 30, 2005 in addition to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.